EXHIBIT 99.1

Edge Petroleum Corporation to Review Strategic Alternatives

HOUSTON, Dec. 18, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation ("Edge" or the "Company") (Nasdaq:EPEX) (Nasdaq:EPEXP), today announced that it has retained Merrill Lynch & Co. ("Merrill Lynch") to evaluate and advise the Board of Directors regarding strategic alternatives to enhance shareholder value including the potential sale or merger of the Company. There is no assurance that the review of strategic alternatives will result in Edge changing its business plan, pursuing any particular transaction, if any, or, if it pursues any such transaction, that it will be completed. Edge does not expect to make further public comment regarding the review until the Board of Directors has approved a specific transaction or otherwise deems disclosure of significant developments is appropriate.

John W. Elias, Edge's Chairman, President and CEO, commented, "Merrill Lynch and Management will assist our Board in reviewing the strategic alternatives while the Company continues to execute its current business plan. Although we have no specific time frame to complete the review, both Management and the Board of Directors have a sense of urgency about completing this process and increasing our shareholders' value."

Edge Petroleum Corporation is a Houston-based independent energy company which focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge stock is listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP".

Statements regarding the evaluation of alternatives, any transaction, including the timing or effects thereof, change in or continuation of current business plan, increase in stockholder value, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960